PROSPECTUS SUPPLEMENT	Exhibit 99.1
(To Prospectus dated October 9, 2015)	Registration No. 333-207263

PDI, Inc.
Up to $5,000,000
Common Stock
We have entered into a Controlled Equity OfferingSM sales agreement with Cantor Fitzgerald & Co., or Cantor, relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $5,000,000 from time to time through Cantor as our sales agent.
The aggregate market value of our outstanding common stock held by non-affiliates was $15,115,138 based on 16,720,037 shares of outstanding common stock, of which 7,129,782 shares are held by non-affiliates, and a per share price of $2.12 based on the closing sale price of our common stock on September 4, 2015. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.
Our common stock is listed on NASDAQ Global Market, or NASDAQ, under the symbol “PDII.” The last reported sale price of our common stock on NASDAQ on October 30, 2015 was $1.63 per share.
Cantor may sell shares of our common stock by methods deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on NASDAQ, on any other existing trading market for our common stock or to or through a market maker. In addition, with our prior written approval, Cantor may also sell shares of our common stock by any other method permitted by law, including in negotiated transactions. Cantor will act as sales agent using its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of The NASDAQ Stock Market LLC. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
Cantor will be entitled to compensation at a fixed commission rate equal to 3.0% of the gross sales price of all shares sold through it as sales agent under the sales agreement. In connection with the sale of our common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cantor will be deemed to be underwriting commissions or discounts.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-7 of this prospectus supplement, page 2 of the accompanying prospectus and under similar headings in the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 2, 2015.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-207263) that we initially filed with the Securities and Exchange Commission, or the SEC, on October 2, 2015, and that was declared effective by the SEC on October 9, 2015. This document is in two parts. The first part is this prospectus supplement which describes the terms of this offering of our common stock and adds to and updates the information contained in the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.
This prospectus supplement and the accompanying prospectus relate to the offering of shares of our common stock. Before buying any of the shares of common stock offered hereby, we urge you to read carefully this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference as described below under the heading “Incorporation of Certain Information by Reference.” This prospectus supplement contains information about the common stock offered hereby and may add to, update or change information in the accompanying prospectus.
You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not, and Cantor has not, authorized anyone to provide you with different or additional information.
We are not making offers to sell or solicitations to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of a security.
This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
This prospectus supplement and the accompanying prospectus contain and incorporate by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly-available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus supplement, accompanying prospectus or the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus supplement and the accompanying prospectus, and under similar headings in the other documents that are incorporated herein by reference. Accordingly, investors should not place undue reliance on this information.
Unless the context otherwise requires, in this prospectus supplement, “PDI,” “Company,” “we,” “us” and “our” refer to PDI, Inc. and its consolidated subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information about us and this offering and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, page 2 of the accompanying prospectus and the information incorporated by reference herein and therein, including our financial statements, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.
Our Company
We are a leading healthcare commercialization company providing go-to-market strategy and execution to established and emerging pharmaceutical, biotechnology, diagnostics and healthcare companies in the United States through our Commercial Services segment, and developing and commercializing molecular diagnostic tests through our Interpace Diagnostics segment. Our Commercial Services segment is focused on providing outsourced pharmaceutical, biotechnology, medical device and diagnostic sales teams to our corporate customers. Through this business, we offer a range of complementary sales support services designed to achieve our customers’ strategic and financial objectives. Our Interpace Diagnostics segment is focused on developing and commercializing molecular diagnostic tests, leveraging the latest technology and personalized medicine for better patient diagnosis and management. Through our Interpace Diagnostics segment, we aim to provide physicians and patients with diagnostic options for detecting genetic and other molecular alterations that are associated with gastrointestinal and endocrine cancers. Our customers in our Interpace Diagnostics segment consist primarily of physicians, hospitals and clinics.
You can get more information regarding our business and industry by reading our most recent Annual Report on Form 10-K and the other reports we file with the SEC.  See “Where You Can Find More Information” and “Incorporation of Information by Reference.”
Recent Developments
On October 30, 2015, we entered into an Asset Purchase Agreement, or the Asset Purchase Agreement, with Publicis Touchpoint Solutions, Inc., an indirect wholly owned subsidiary of Publicis Groupe S.A., or the Buyer. Pursuant to the Asset Purchase Agreement, we will sell to the Buyer substantially all of the assets, the goodwill and ongoing business comprising our outsourced product commercialization and promotion solutions business, or the Commercial Services segment, and the Buyer will assume certain specified liabilities, upon the terms and subject to the conditions of the Asset Purchase Agreement, or the Asset Sale.

At the closing of the Asset Sale, the Buyer will pay us (i) $25,780,895 in cash plus (ii) up to $7.1 million upon the occurrence of certain events specified in the Asset Purchase Agreement, which aggregate closing payment will be subject to a working capital adjustment as provided in the Asset Purchase Agreement. In addition, we are entitled to receive an additional payment based on an earn-out arrangement equal to one-third of all revenues generated by the Commercial Services segment under certain specified contracts and client relationships in 2016, less the amount paid to us at the closing of the Asset Sale.

The Asset Sale and the Asset Purchase Agreement have been unanimously approved by our Board of Directors. We are calling for and holding a meeting of our stockholders to authorize the Asset Sale.

The Asset Purchase Agreement may be terminated under certain circumstances, including, but not limited to, by either party if the closing of the Asset Sale does not occur by January 31, 2016, and we may be required to pay a termination fee equal to 3.5% of the amount payable to us at the closing of the Asset Sale if the Asset Purchase Agreement is terminated under certain circumstances as set forth in the Asset Purchase Agreement.

In connection with the entry into the Asset Purchase Agreement on October 30, 2015, certain of our stockholders, including our executive officers, entered into voting agreements with the Buyer pursuant to which, among other things, they agreed, subject to certain conditions, to vote certain shares of our common stock owned beneficially or of record by them and representing approximately 46% in the aggregate of our shares of common stock outstanding as of October 7, 2015, in favor of the authorization of the Asset Sale pursuant to the Asset Purchase Agreement at a special meeting of the stockholders.

The foregoing description of the Asset Purchase Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed as an exhibit to a Current Report on Form 8-K on the date of this prospectus supplement and is incorporated herein by reference.

Following the Asset Sale, we will be a company focused on developing and commercializing molecular diagnostic tests.

We are currently finalizing our financial results for the third quarter of 2015. While complete financial information and operating data are not available, based on information currently available, we estimate that as of September 30, 2015 we had approximately $9.0 million of cash and cash equivalents, and for the three months ended September 30, 2015, we recorded approximately $36.6 million of revenue, including $34.1 million relating to the Commercial Services segment and $2.5 million of revenue relating to the Interpace Diagnostics segment.  These preliminary estimates have been prepared by, and are the responsibility of, our management.  Our independent registered public accounting firm, BDO USA LLP, has not audited or reviewed, and does not express an opinion with respect to, these estimates. Our actual cash and cash equivalents as of September 30, 2015 and our actual revenue for the three months ended September 30, 2015 may differ from these estimates due to the completion of our closing procedures with respect to the three months ended September 30, 2015, final adjustments and other developments that may arise between now and the time the financial results for the quarter are finalized. We expect to complete our closing procedures with respect to the third quarter of 2015 after this offering has commenced. Accordingly, our condensed consolidated financial statements as of, and for the three and nine-month periods ended, September 30, 2015 will not be available until after this offering has commenced.

Corporate Information
We were originally incorporated in New Jersey in 1986 and began commercial operations in 1987. In connection with our initial public offering, we re-incorporated in Delaware in 1998. We conduct our Commercial Services segment through our parent company, PDI, Inc. and our wholly-owned subsidiary, PDI BioPharma, LLC, which was formed in New Jersey in 2011. We conduct our Interpace Diagnostics segment through our wholly-owned subsidiaries, Interpace Diagnostics, LLC, which was formed in Delaware in 2013 and Interpace Diagnostics Corporation (formerly known as RedPath Integrated Pathology, Inc.), which was formed in Delaware in 2007. Our executive offices are located at Morris Corporate Center 1, Building A, 300 Interpace Parkway, Parsippany, New Jersey 07054. Our telephone number is (800) 242-7494.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	Shares of common stock having an aggregate offering price of up to $5,000,000
Common stock estimated to be outstanding immediately after this offering
Assuming all 3,067,485 of our common stock is sold in this offering at an assumed offering price of $1.63 per share, which was the last reported sale price of our common stock on NASDAQ on October 30, 2015, we would have had 19,783,284 shares of common stock outstanding as of June 30, 2015. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At-the-market” offering made from time to time through our sales agent, Cantor. See “Plan of Distribution” on page S-17 of this prospectus supplement.
Use of Proceeds
We anticipate that the net proceeds from this offering will be used for general corporate purposes, including working capital, continued development of our products, acquisitions of assets or businesses and other business opportunities. See “Use of Proceeds” on page S-15 of this prospectus supplement.

Risk Factors
An investment in our common stock involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” on page S-7 of this prospectus supplement, page 2 of the accompanying prospectus, page 19 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and under similar headings in the other documents that are incorporated by reference herein, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

NASDAQ symbol	Our common stock is quoted and traded on NASDAQ under the symbol “PDII.”
The number of shares of our common stock to be outstanding immediately after this offering is based on 16,715,799 shares of common stock outstanding as of June 30, 2015. Unless specifically stated otherwise, the information in this prospectus supplement is as of June 30, 2015 and excludes:

•
10,000 shares of common stock issuable to a director upon the exercise of stock options outstanding as of June 30, 2015, at a weighted average exercise price of $14.40 per share, of which options to purchase 10,000 shares of common stock were then exercisable;

•	1,747,294 shares of common stock issuable upon the settlement of restricted stock units, or RSUs, issued to our employees and directors, of which no shares of common stock are vested;

•
1,229,130 shares of common stock issuable upon settlement of stock appreciate rights, or SARs, issued to certain executive officers and members of senior management as of June 30, 2015, at a weighted average exercise price of $4.69 per share, of which 474,612 shares of common stock were then vested and exercisable;

•	500,000 shares of common stock issuable to the equityholders of RedPath Integrated Pathology, Inc. upon the closing of the Asset Sale pursuant to the Contingent Consideration Agreement, dated

October 31, 2014, by and among PDI, Inc., Interpace Diagnostics, LLC and RedPath Equityholder Representative, LLC; and

•
666,354 shares of common stock reserved for future issuance under our 2004 2nd Amended and Restated Stock Award and Incentive Plan, 2000 Omnibus Incentive Compensation Plan and 1998 Stock Option Plan as June 30, 2015.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein, including from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein and below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.
If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment.
Risks Related to this Offering
We have broad discretion in the use of the net proceeds of this offering and, despite our efforts, we may use the proceeds in a manner that does not improve our operating results or increase the value of your investment.
We currently anticipate that the net proceeds from this offering will be used for general corporate purposes, including working capital, continued development of our products, acquisitions of assets or businesses and other business opportunities. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds of this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment. Please see the section entitled “Use of Proceeds” on page S-15 of this prospectus supplement for further information.
If you purchase the common stock sold in this offering, you will experience immediate dilution as a result of this offering and future equity issuances.
Because the price per share of our common stock being offered may be higher than the book value per share of our common stock, you may suffer immediate substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” on page S-15 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.
Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.
The issuance of additional shares of our common stock in future offerings could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.
Risks Related to the Asset Sale
The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect our business.
The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with customers, suppliers and employees. As a result of the announcement and pendency of the Asset Sale, third parties may be unwilling to enter into material agreements with respect to our Commercial Services segment. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell a portion of their business because customers and business partners may perceive that such new relationships are likely to be more stable. In addition, pending the completion of the Asset Sale, we may be unable to attract and retain key personnel as employees working in the Commercial Services segment or otherwise may become concerned about the future of the business and lose focus or seek other employment. Furthermore, our management’s focus and attention and employee resources may be diverted from operational matters during the pendency of the Asset Sale. The Asset Purchase Agreement also imposes certain restrictions on the conduct of our business prior to the completion of the Asset Sale, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the Asset Sale. In the event that the Asset Sale is not completed, the announcement of the termination of the Asset Purchase Agreement may also adversely affect the trading price of our common stock, our business or our relationships with customers, suppliers and employees.

We cannot be sure if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the authorization of the Asset Sale by our stockholders. We cannot guarantee that the closing conditions set forth in the Asset Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in the Buyer’s favor, or if other mutual closing conditions are not satisfied, the Buyer will not be obligated to complete the Asset Sale.

If the Asset Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale. Any future sale of substantially all of our assets or other transactions may be subject to further stockholder approval.

If we fail to complete the Asset Sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations, and financial condition. If we fail to complete the Asset Sale, we expect that we will also retain and continue to operate the Commercial Services segment. The potential for loss or disaffection of employees or customers of the Commercial Services segment following a failure to consummate the Asset Sale could have a material, negative impact on the value of our business.

In addition, if the Asset Sale is not consummated, our management and other employees will have expended extensive time and effort and their focus and attention will have been diverted from operational matters during the pendency of the transaction, and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell the Commercial Services segment to any party other than the Buyer.  These provisions include the prohibition on our ability to solicit competing proposals and the requirement that we pay a termination fee if the Asset Purchase Agreement is terminated in specified circumstances. These provisions could make it less advantageous for a third party that might have an interest in acquiring us or all of or a significant part of the Commercial Services segment to consider or propose an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by the Buyer.

The Asset Purchase Agreement will expose us to contingent liabilities that could have a material adverse effect on our financial condition.

We have agreed to indemnify the Buyer for damages resulting from or arising out of any inaccuracy or breach of any representation, warranty or covenant of ours in the Asset Purchase Agreement, any and all liabilities of ours not assumed by the Buyer in the Asset Sale and for certain other matters.  Significant indemnification claims by the Buyer could have a material adverse effect on our financial condition.  We will not be obligated to indemnify the Buyer for any breach of certain of the representations and warranties by us under the Asset Purchase Agreement until the aggregate amount of claims for indemnification exceed $250,000.  In the event that claims for indemnification for breach of most of the representations and warranties made by us under the Asset Purchase Agreement exceed this threshold, we will be obligated to indemnify the Buyer for any damages or loss resulting from such breach up to 25% of the total purchase price paid or due and payable by the Buyer to us.  Claims for indemnification for breaches of covenants made by us under the Asset Purchase Agreement and for breaches of representations and warranties classified as fundamental representations or any provision of the Asset Purchase Agreement relating to taxes will not be subject to the deductible or aggregate liability cap described above.

Because the Commercial Services segment represented approximately 98.8% of our consolidated revenue for the fiscal year ended December 31, 2014, if the Asset Sale is completed, our business following the Asset Sale will be substantially different and may never achieve or sustain profitability.

The Commercial Services segment represented approximately 98.8% of our consolidated revenue for the fiscal year ended December 31, 2014 while the revenue generated from our Interpace Diagnostics segment was $1.5 million for the fiscal year ended December 31, 2014, or 1.2% of our consolidated revenue for the same period. We intend to use the net proceeds from the Asset Sale to pay the balance of the outstanding loan under the Credit Agreement, dated October 31, 2014, by and among the Company, SWK Funding LLC and the financial institutions party thereto from time to time as lenders, or the Credit Agreement, and related fees, to fund our future business activities, including our Interpace Diagnostics segment, and for general working capital purposes. Although we expect the revenue generated from our Interpace Diagnostics segment to grow in the future, there can be no assurance that we will achieve revenue sufficient to offset expenses. Additionally, we believe that we will need additional funding in the near future to finance the development and operation of our business activities, including our Interpace Diagnostics segment. Additional funding may not be available to us on acceptable terms, or at all.

Furthermore, there is no guarantee that we will be able to achieve sustained growth in our Interpace Diagnostics segment, achieve or sustain profitability in our Interpace Diagnostics segment, or generate positive cash flows from our Interpace Diagnostics segment, or in new products or business opportunities we may pursue.

In addition, since our focus following the closing of the Asset Sale will be on our Interpace Diagnostics segment, our management may face even greater expectations from investors and analysts to more quickly produce improved quarterly financial results for our Interpace Diagnostics segment as compared to the periods prior to the Asset Sale. This might cause distractions for our management and our board of directors and might at times conflict with our desire to build long-term stockholder value.

Because our business will initially be smaller following the completion of the Asset Sale, there is a possibility that our common stock may be delisted from NASDAQ if we fail to satisfy the continued listing standards of that market.

Even though we currently satisfy the continued listing standards for NASDAQ, initially following the completion of the Asset Sale, our business will be smaller, and, therefore, we may fail to satisfy the continued listing standards of NASDAQ. In the event that we are unable to satisfy the continued listing standards of NASDAQ, our common stock may be delisted from that market. Any delisting of our common stock from NASDAQ could adversely affect our ability to attract new investors, decrease the liquidity of our outstanding shares of common stock, reduce our flexibility to raise additional capital, reduce the price at which our common stock trades and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders. In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect the price of our common stock and our business, financial condition and results of operations.

A portion of the purchase price is contingent and we may not receive those payments.

Up to $7.1 million of the purchase price is subject to the entry by us prior to the closing of both a binding contract and a corresponding statement of work with one of our prospective clients that has been approved by the Buyer and is projected to result in revenue in 2016 in an amount equal to or greater than $25.0 million.  If the determinations of this event and the amount of this payment are not agreed by the parties, then the determinations shall be made in good faith by the Buyer.  We are also entitled to receive an earn-out payment equal to one-third of the 2016 revenues generated by the Commercial Services segment under certain specified contracts and client relationships, less the amount paid to us at the closing of the Asset Sale.  The Asset Purchase Agreement also allows the Buyer to withhold monies due under the earn-out arrangement if indemnification claims are asserted.  The Buyer has broad discretion to operate its post-closing business and may choose to do so in a manner which may or may not result in the payment to us of this earn-out payment.

Our stockholders will not receive any distribution from the Asset Sale, and may never receive any return of value.

We do not intend to distribute to stockholders any cash proceeds from the Asset Sale. Instead, we intend to use the net proceeds from the Asset Sale to pay the balance of the outstanding loan under the Credit Agreement and related fees, to fund our future business activities, including our Interpace Diagnostics segment, and for general working capital purposes. Any future decision for the use of those funds will be made by our board of directors.

In addition, we have not declared any cash dividends and do not intend to declare or pay any cash dividends in the foreseeable future. Future earnings, if any, will be used to finance the future operation and growth of our business. Stockholders also do not have appraisal rights in connection with the Asset Sale. Stockholders will not receive any liquidity from the Asset Sale and the only return to them will be based on any future appreciation in our stock price or upon a future sale or liquidation of our company. Much depends on our future business, including the success or failure of our Interpace Diagnostics segment. There are no assurances that we will be successful, and current stockholders may never get a return on their investment.

We may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, which could affect our ability to offset gains, if any, realized in the Asset Sale against our deferred tax assets.

Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, contains rules that limit the ability of a company that undergoes an ownership change to utilize its net operating losses and tax credits existing as of the date of such ownership change. Under the rules, such an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three-year period. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5%

or more of the stock of a company and any change in ownership arising from new issuances of stock by the company.

If we were to undergo one or more “ownership changes” within the meaning of Section 382 of the Code, or if one has already occurred, our deferred tax assets resulting from net operating loss carryforwards and deductible temporary differences existing as of the date of each ownership change may be unavailable, in whole or in part, to offset gains, if any, from the Asset Sale. If we are unable to offset fully for U.S. federal income tax purposes gains, if any, realized in respect of the Asset Sale with the tax loss carry-forwards, we may incur additional U.S. federal income tax.

Our executive officers and directors may have interests in the Asset Sale other than, or in addition to, the interests of our stockholders generally.

Members of our board of directors and our executive officers may have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement.

Our Chief Executive Officer is entitled to certain benefits pursuant to her employment separation agreement with us if her employment is terminated in connection with a change of control. Our other executive officers may also be entitled to certain benefits in accordance with their respective employment separation agreements in the event of a change of control of the Company. In addition, in general, non-performance based SARs, RSUs and restricted stock awarded to our employees, including those awarded to our executive officers, vest upon a change of control. Also the time-based component of any equity award subject to performance goals would be deemed satisfied, however, the applicable performance goals would still need to be satisfied before such award would vest. The consummation of the Asset Sale would constitute a “change of control” under these agreements.

After we pay the balance of the outstanding loan under the Credit Agreement and related fees, we may not be able to continue as a going concern if we do not generate sufficient revenue or obtain additional financing.

We intend to use a significant portion of the net proceeds received at the closing of the Asset Sale to pay the balance of the outstanding loan under the Credit Agreement and related fees.  Although we expect the revenue generated from our Interpace Diagnostics segment to grow in the future, there can be no assurance that we will achieve revenue sufficient to offset expenses.  Additionally, we believe that we will need additional funding in the near future to finance the development and operation of our business activities, including our Interpace Diagnostics segment, which funding may not be available to us on acceptable terms, or at all.  If we do not generate sufficient revenue or obtain additional financing, we may not be able to continue as a going concern.  If we are unable to continue as a going concern, investors may lose all of their investment in us.

We may be exposed to litigation related to the Asset Sale from the holders of our common stock.

Transactions such as the Asset Sale are often subject to lawsuits by stockholders. Because the holders of our common stock will not receive any consideration from the Asset Sale, it is possible that they may sue us or our board of directors. Such lawsuits could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements.  All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.  In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.
The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include, among other things, statements about:

•	our ability to profitably grow our Interpace Diagnostics segment, including our ability to successfully compete in the market;

•	our ability to successfully negotiate contracts in our Commercial Services segment with reasonable margins and favorable payment terms;

•	our ability to receive stockholder approval, and satisfy the closing conditions, for the Asset Sale;

•	our ability to profitably grow our business without our Commercial Services segment;

•	our ability to collect the portion of the purchase price for the Asset Sale that is tied to an earn-out arrangement;

•	our ability to obtain broad adoption of and reimbursement for our molecular diagnostic tests in a changing reimbursement environment;

•	the demand for our molecular diagnostic tests from physicians and patients;

•	whether we are able to successfully utilize our operating experience from our Commercial Services segment to sell our molecular diagnostic tests;

•	our dependence on third parties for the supply of some of the materials used in our molecular diagnostic tests;

•	our plans to develop, acquire and commercialize our existing and planned molecular diagnostic tests, as applicable;

•	the effect current and future laws, licensing requirements and regulation have on our Commercial Services and Interpace Diagnostics segments;

•	our exposure to environmental liability as a result of our Interpace Diagnostics segment;

•	the susceptibility of our information systems to security breaches, loss of data and other disruptions;

•	our compliance with our license agreements and our ability to protect and defend our intellectual property rights;

•	product liability claims against us;

•	our involvement in current and future litigation against us;

•	our billing practices and our ability to collect on claims for the sale of our molecular diagnostic tests;

•
in our Commercial Services segment, early termination of a significant services contract, the loss of one or more of our significant customers or a material reduction in service revenues from such customers;

•	our customer concentration risk in our Commercial Services segment in light of continued consolidation within the pharmaceutical industry and our current business development opportunities;

•	our ability to meet performance goals in incentive-based arrangements with customers in our Commercial Services segment;

•	our ability to attract and retain qualified sales representatives and other key employees and management personnel;

•	changes in outsourcing trends or a reduction in promotional and sales expenditures in the pharmaceutical, biotechnology and healthcare industries;

•	competition in the industries in which we operate or expect to operate;

•	our ability to obtain additional funds in order to implement our business models and strategies;

•	our ability to satisfy our debt, royalty and milestone obligations and comply with our debt covenants;

•
our ability to successfully identify, complete and integrate any future acquisitions or successfully complete and integrate our Interpace Diagnostics segment and the effects of any such items on our revenues, profitability and ongoing business;

•	failure of third-party service providers to perform their obligations to us;

•	the results of any future impairment testing for goodwill and other intangible assets;

•	the effect our largest stockholder may have on us;

•	volatility of our stock price and fluctuations in our quarterly and annual revenues and earnings;

•	failure to satisfy NASDAQ’s continued listing standards;

•	the ability to utilize our net operating losses and tax credits;

•	our ability to continue as a going concern; and

•	exposure to litigation relating to the Asset Sale or otherwise.
Forward-looking statements are only predictions and are not guarantees of future performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. These predictions are also affected by known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking statement. Many of these factors are beyond our ability to control or predict.
You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Before making an investment decision, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from this offering for general corporate purposes, including working capital, continued development of our products, acquisitions of assets or businesses and other business opportunities.
As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds.
Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing instruments and investment grade securities.
DILUTION
Purchasers of common stock in this offering will experience immediate dilution to the extent of the difference between the public offering price per share of common stock, and the net tangible book value per share of common stock immediately after this offering.
Our net tangible book value as of June 30, 2015 was approximately $(50.8) million, or $(3.04) per share. After giving effect to the assumed sale by us of an aggregate of $5,000,000 in shares of common stock in this offering at an assumed offering price of $1.63 per share, which was the last reported sale price of our common stock on NASDAQ on October 30, 2015, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value, as of June 30, 2015, would have been approximately $(46.0) million, or $(2.32) per share of common stock. This represents an immediate increase in the net tangible book value of $0.72 per share to our existing stockholders and an immediate dilution in the net tangible book value of $(0.69) per share of common stock to investors purchasing common stock in this offering. The following table illustrates this calculation on a per share basis:

Assumed offering price per share of common stock		$1.63
Net tangible book value per share as of June 30, 2015	$(3.04)
Increase in net tangible book value per share after this offering	$0.72
As adjusted net tangible book value per share as of June 30, 2015, after giving effect to this offering		$(2.32)
Dilution per share to investors participating in this offering		$(0.69)

The table above assumes for illustrative purposes that an aggregate of 3,067,485 shares of our common stock are sold at a price of $1.63 per share, which was the last reported sale price of our common stock on NASDAQ on October 30, 2015. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $0.25 per share in the price at which the shares are sold from the assumed offering price of $1.63 per share shown in the table above, assuming all of our common stock in the gross aggregate amount of $5,000,000 sold at that price, would have a decrease of $0.05 in our as adjusted net tangible book value per share after the offering and would have a decrease of $0.20 in the dilution in net tangible book value per share to new investors in this offering, after deducting commissions and estimated offering expenses payable by us. A decrease of $0.25 per share in the price at which the shares are sold from the assumed offering price of $1.63 per share shown in the table above, assuming all of our common stock in the gross aggregate amount of $5,000,000 is sold at that price, would have an increase of $0.06 in our as adjusted net tangible book value per share after the offering and would have an increase of $0.19 in the dilution in net tangible book value per share to new investors in this offering, after deducting commissions and estimated offering expenses payable by us. This information is supplied for illustrative purposes only and may differ based on the actual offering price and the actual number of shares offered.
The number of shares of our common stock to be outstanding immediately after this offering is based on 16,715,799 shares of common stock outstanding as of June 30, 2015. Unless specifically stated otherwise, the information in this prospectus supplement is as of June 30, 2015 and excludes:

•
10,000 shares of common stock issuable to a director upon the exercise of stock options outstanding as of June 30, 2015, at a weighted average exercise price of $14.40 per share, of which options to purchase 10,000 shares of common stock were then exercisable;

•	1,747,294 shares of common stock issuable upon the settlement of RSUs issued to our employees and directors, of which no shares of common stock are vested;

•
1,229,130 shares of common stock issuable upon settlement of SARs issued to certain executive officers and members of senior management as of June 30, 2015, at a weighted average exercise price of $4.69 per share, of which 474,612 shares of common stock were then vested and exercisable;

•
500,000 shares of common stock issuable to the equityholders of RedPath Integrated Pathology, Inc. upon the closing of the Asset Sale pursuant to the Contingent Consideration Agreement, dated October 31, 2014, by and among PDI, Inc., Interpace Diagnostics, LLC and RedPath Equityholder Representative, LLC; and

•
666,354 shares of common stock reserved for future issuance under our 2004 2nd Amended and Restated Stock Award and Incentive Plan, 2000 Omnibus Incentive Compensation Plan and 1998 Stock Option Plan as June 30, 2015.

PLAN OF DISTRIBUTION
We have entered into a Controlled Equity OfferingSM sales agreement with Cantor, under which we may issue and sell from time to time shares of our common stock through Cantor, acting as agent. Pursuant to this prospectus supplement, we may offer and sell shares of our common stock having an aggregate gross sales price of up to $5,000,000. The sales agreement will be filed as an exhibit to a Current Report on Form 8-K filed under the Securities Exchange Act of 1934, or the Exchange Act, and incorporated by reference in this prospectus supplement. Sales of our shares of common stock, if any, will be made by means of ordinary brokers’ transactions on NASDAQ at market prices.
Cantor will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cantor. We will designate the maximum amount of our common stock to be sold through Cantor on a daily basis or otherwise determine such maximum amount together with Cantor. Subject to the terms and conditions of the sales agreement, Cantor will use its commercially reasonable efforts as the agent to sell on our behalf all of the designated shares of our common stock. We may instruct Cantor not to sell our common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We may suspend the offering of our common stock under the sales agreement by notifying Cantor. Cantor may suspend the offering of our common stock under the agreement by notifying us of such suspension.
Cantor will receive from us a commission equal to 3.0% of the gross sales price per share for any shares sold through it as our agent under the sales agreement. We have agreed to reimburse Cantor for up to $50,000 of their legal expenses in certain circumstances. We estimate that the total expenses of the offering payable by us, excluding commissions and reimbursements payable to Cantor under the sales agreement, will be approximately $150,000.
Settlement for sales of our common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus will be settled through facilities of The Depository Trust Company or by such other means as we and Cantor may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
In connection with the sale of our common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cantor will be deemed to be underwriting commissions. We have agreed in the sales agreement to provide indemnification and contribution to Cantor against certain civil liabilities, including liabilities under the Securities Act.
The offering of our common stock pursuant to the sales agreement will terminate upon the termination of the sales agreement as permitted therein.
Cantor and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, Cantor will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.
This prospectus supplement and the accompanying base prospectus in electronic format may be made available on a website maintained by Cantor, and Cantor may distribute this prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS
The validity of the shares of common stock offering by this prospectus is being passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Cantor is being represented in connection with this offering by Cooley LLP, New York, New York.
EXPERTS
The financial statements and schedule of PDI, Inc. as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014, the financial statements of RedPath Integrated Pathology, Inc. as of December 31, 2013 and for the year in the period ended December 31, 2013, and the financial statements of the Acquired Property of Asuragen, Inc. as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013, as incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The financial statements of RedPath Integrated Pathology, Inc. as of December 31, 2012 and for the year in the period ended December 31, 2012 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Alpern Rosenthal LLP, independent auditors, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On October 30, 2015, we agreed to sell certain assets and ongoing business comprising our Commercial Services segment to the Buyer in the Asset Sale. See "Prospectus Supplement Summary - Recent Developments."
The unaudited pro forma condensed consolidated financial statements were prepared to assist readers in understanding the nature and effects of the Asset Sale. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2015, and for the years ended December 31, 2014 and December 31, 2013 have been prepared with the assumption that the Asset Sale was completed as of January 1, 2013. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2015 has been prepared with the assumption that the Asset Sale was completed as of the balance sheet date.
The unaudited pro forma condensed consolidated financial information is prepared in accordance with Article 11 of Regulation S-X. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (i) directly attributable to the Asset Sale, (ii) factually supportable, and (iii) with respect to the Unaudited Pro Forma Condensed Consolidated Statements of Operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or the financial position which would have actually resulted if the Asset Sale had been completed on the dates indicated, or which may result in the future.

The unaudited pro forma financial information has been prepared by us based upon assumptions deemed appropriate by our management. An explanation of certain assumptions is set forth under the notes to unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma financial information should be read in conjunction with the our historical consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

PDI, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2015
(in thousands, except share data)

	PDI, Inc.	Sale of Assets and Liabilities of the Commercial Services Business (e), (f)	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$14,397	$—	$6,920	(g)	$21,317
Short-term investments	108	—	—		108
Accounts receivable, net	11,924	(8,099)	—		3,825
Unbilled costs and accrued profits on contracts in progress	6,228	(6,137)	—		91
Other current assets	6,634	—	—		6,634
Total current assets	39,291	(14,236)	6,920		31,975
Property and equipment, net	3,083	(1,529)	—		1,554
Goodwill	15,666	—	—		15,666
Other intangible assets, net	45,448	—	—		45,448
Other long-term assets	4,085	—	10,220	(h)	14,305
Total assets	$107,573	$(15,765)	$17,140		$108,948

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,350	$—	$—		$4,350
Unearned contract revenue	6,870	(6,870)	—		—
Accrued salary and bonus	11,005	(7,095)	—		3,910
Other accrued expenses	12,706	(5,310)	3,686	(i)	11,082
Total current liabilities	34,931	(19,275)	3,686		19,342
Contingent consideration	25,909	—	—		25,909
Long-term debt, net of debt discount	27,694	—	(19,689)	(j)	8,005
Other long-term liabilities	8,741	—	(150)	(k)	8,591
Total liabilities	97,275	(19,275)	(16,153)		61,847

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—	—		—
Common stock, $0.01 par value; 40,000,000 shares authorized; 17,434,900 shares issued,
16,715,799 shares outstanding	174	—	—		174
Additional paid-in capital	129,106	—	(3,352)	(l)	125,754
Accumulated deficit	(110,742)	3,510	29,856	(m)	(77,376)
Accumulated other comprehensive income	16	—	—		16
Treasury stock, at cost (719,101 shares)	(8,256)	—	6,789	(n)	(1,467)
Total stockholders' equity	10,298	3,510	33,293		47,101
Total liabilities and stockholders' equity	$107,573	$(15,765)	$17,140		$108,948

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

PDI, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Pro Forma Six Months Ended June 30, 2015
	PDI, Inc.	Sale of the Commercial Services Business (a)	Adjustments		Pro Forma

Revenue, net
Commercial Services	$70,289	$(70,289)	$—		$—
Interpace Diagnostics	4,370	—	—		4,370
Total revenue, net	74,659	(70,289)	—		4,370
Cost of revenue
Commercial Services	57,493	(57,493)	—		—
Interpace Diagnostics	3,425	—	—		3,425
Total cost of revenue	60,918	(57,493)	—		3,425

Gross profit	13,741	(12,796)	—		945

Sales and marketing	5,511	—	—		5,511
Research and development	646	—	—		646
General and administrative	14,565	(9,893)	(67)	(b)	4,605
Acquisition related amortization expense	1,839	—	—		1,839
Total operating expenses	22,561	(9,893)	(67)		12,601

Operating loss	(8,820)	(2,903)	67		(11,656)
Interest expense	(1,732)	—	1,463	(b)	(269)
Other expense, net	(155)	—	—		(155)
Loss from continuing operations before income tax	(10,707)	(2,903)	1,530		(12,080)
(Benefit) provision for income tax	(250)	(152)	—	(c)	(402)
Loss from continuing operations	$(10,457)	$(2,751)	$1,530		$(11,678)

Basic and diluted loss per share of common stock from:
Continuing operations	$(0.69)				$(0.67)

Weighted average number of common shares and common share equivalents outstanding:
Basic	15,121		2,247	(d)	17,368
Diluted	15,121		2,247	(d)	17,368

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

PDI, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Pro Forma Year Ended December 31, 2014
	PDI, Inc.	Sale of the Commercial Services Business (a)	Adjustments		Pro Forma

Revenue, net
Commercial Services	$118,461	$(118,461)	$—		$—
Interpace Diagnostics	1,474	—	—		1,474
Total revenue, net	119,935	(118,461)	—		1,474
Cost of revenue
Commercial Services	100,126	(100,126)	—		—
Interpace Diagnostics	1,268	—	—		1,268
Total cost of revenue	101,394	(100,126)	—		1,268

Gross profit	18,541	(18,335)	—		206

Sales and marketing	336	—	—		336
Research and development	92	—	—		92
General and administrative	28,724	(18,646)	(21)	(b)	10,057
Acquisition related amortization expense	773	—	—		773
Asset impairments	2,086				2,086
Total operating expenses	32,011	(18,646)	(21)		13,344

Operating (loss) income	(13,470)	311	21		(13,138)
Interest expense	(602)	—	487	(b)	(115)
Other expense, net	(68)	—	—		(68)
(Loss) income from continuing operations before income tax	(14,140)	311	508		(13,321)
Benefit for income tax	(4,738)	(292)	—	(c)	(5,030)
(Loss) income from continuing operations	$(9,402)	$603	$508		$(8,291)

Basic and diluted loss per share of common stock from:
Continuing operations	$(0.63)				$(0.48)

Weighted average number of common shares and common share equivalents outstanding:
Basic	14,901		2,247	(d)	17,148
Diluted	14,901		2,247	(d)	17,148

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

PDI, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Pro Forma Year Ended December 31, 2013
	PDI, Inc.	Sale of Commercial Services Business (a)	Adjustments		Pro Forma

Revenue, net
Commercial Services	$146,534	$(146,534)	$—		$—
Interpace Diagnostics	—	—	—		—
Total revenue, net	146,534	(146,534)	—		—
Cost of revenue
Commercial Services	122,737	(122,737)	—		—
Interpace Diagnostics	292	—	—		292
Total cost of revenue	123,029	(122,737)	—		292

Gross profit	23,505	(23,797)	—		(292)

General and administrative	24,942	(22,180)			2,762
Total operating expenses	24,942	(22,180)	—		2,762

Operating loss	(1,437)	(1,617)	—		(3,054)
Interest expense	—	—			—
Other expense, net	(59)	—	—		(59)
Loss from continuing operations before income tax	(1,496)	(1,617)	—		(3,113)
Provision for income tax	180	(180)	—		—
Loss from continuing operations	$(1,676)	$(1,437)	$—		$(3,113)

Basic and diluted loss per share of common stock from:
Continuing operations	$(0.11)				$(0.18)

Weighted average number of common shares and common share equivalents outstanding:
Basic	14,718		2,247	(d)	16,965
Diluted	14,718		2,247	(d)	16,965

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

PDI, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

1.	PLANNED ASSET SALE TRANSACTION TO PUBLICIS TOUCHPOINT SOLUTIONS, INC.

On October 30, 2015, PDI, Inc. agreed to sell certain assets and ongoing business comprising its Commercial Services Business (CSO) to Publicis Touchpoint Solutions, Inc. for up to approximately $33 million in cash, $7 million of which is contingent upon securing certain CSO clients, subject to a working capital adjustment, and the assumption by the Buyer of certain specified liabilities pursuant to the Asset Purchase Agreement. In addition, up to $15 million of the total purchase price is subject to an earn-out arrangement relating to the revenues generated by the Commercial Services Business in 2016. We will retain all of our other assets, including the assets related to our Interpace Diagnostics business. We will also retain all of our other debts and liabilities, including expenses related to our Interpace Diagnostics business and headquarters personnel, our remaining senior executives, certain corporate vendors and professional advisors.

2.	UNAUDITED PRO FORMA ADJUSTMENTS

The following notes describe the basis for and/or assumptions regarding certain of the pro forma adjustments included in PDI, Inc.’s unaudited pro forma condensed consolidated financial statements:

(a)The amounts being eliminated represent the revenues, cost of revenues, and operating and other expenses that are attributable to the sale of the Commercial Services Business.

(b)Amount represents the expenses associated with the Credit Agreement, dated October 31, 2014, by and between PDI, Inc. and SWK Funding LLC, that would not have been incurred assuming a portion of the net proceeds from the Asset Sale was used to repay outstanding borrowings under the Credit Agreement as of the beginning of the period presented. The expenses include the amortization of deferred costs and loan origination fees, which are recorded as General and administrative expenses, and interest expense and the accretion of exit fees, which are recorded as Interest expense . The remaining amount of interest expense primarily represents interest on the Note to former Equityholders of RedPath.

(c) Due to the existence of significant net operating loss carryforwards for PDI, Inc., any income tax expense resulting from the Asset Sale would be offset. Therefore, no pro forma adjustment for income tax expense has been presented in connection with the Asset Sale.

(d)Weighted average shares outstanding have been adjusted as of June 30, 2015 to reflect the accelerated vesting of shares held by employees and directors upon the completion of the Asset Sale and the acceleration of the Common Stock Milestone due to former RedPath Equityholders resulting from the change in control.

(e)Represents the disposition of the assets and liabilities that are being transferred as part of the Asset Sale.

(f)Net book value of CSO Business:

CSO Business assets to be sold	$15,765
CSO Business liabilities to be assumed	(19,275)
Net book value of CSO Business	$(3,510)

(g)    To record sales proceeds, net of estimated closing costs, for the sale of assets and liabilities of the CSO business, less the assumed repayment of outstanding borrowings under the Credit Agreement. The Cash proceeds were calculated based on management’s estimate of the probability of certain scenarios as defined in the Asset Purchase Agreement.

PDI, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

Cash proceeds	$30,800
Transaction costs to be incurred at closing (bank fees, legal, accounting, investment banking)	(1,880)
Sales proceeds at closing, net	$28,920
Less: repayment of outstanding borrowing under Credit Agreement	(20,000)
Less: payment of exit and prepayment fees due under Credit Agreement	$(2,000)
Net cash from Sale of Commercial Services Business	$6,920

(h)     Adjustments to Other long-term assets:

Contingent consideration from the Asset Sale. Represents the present value of the portion of the sale price subject to an earn-out arrangement related to the revenues generated by the Commercial Services Business in 2016.	$10,430
Accelerated amortization of deferred financing costs capitalized under Credit Agreement	(210)
$10,220

(i)    Adjustment to Other Accrued Expenses:

Working capital adjustment associated with Asset Sale	$4,039
Reversal of interest payable under Credit Agreement	(353)
$3,686

(j)    Adjustments to Long-term debt:

Repayment of outstanding borrowing under Credit Agreement	$(20,000)
Accelerated amortization of loan origination fees capitalized under Credit Agreement	311
$(19,689)

(k)    Adjustment to Long-term liabilities:

Reversal of accretion of exit fees under Credit Agreement	$(150)

(l)    Adjustments to Additional paid-in-capital:

Stock compensation expense resulting from accelerated vesting	$3,437
Issuance of 500,000 shares to former RedPath Equityholders resulting from accelerated vesting due to change in control	(6,789)
$(3,352)

(m)    Adjustments to Accumulated deficit:

PDI, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

Cash proceeds, excluding net liabilities disposed of	$30,800
Exit and prepayment fees due under Credit agreement	(3,880)
Contingent consideration and accelerated amortization of fees capitalized under Credit Agreement	10,220
Working capital adjustment and reversal of interest payable under Credit Agreement	(3,686)
Accelerated amortization of deferred financing costs capitalized under Credit Agreement	(311)
To reverse accretion of exit fees under Credit Agreement	150
Stock compensation expense resulting from accelerated vesting	(3,437)
$29,856

(n)    Adjustments to Treasury Stock:

Issuance of 500,000 shares to former RedPath Equityholders resulting from accelerated vesting due to change in control	$6,789

Unaudited Combined Financial Statements for the Commercial Services Business

PDI has prepared unaudited combined financial statements for the Commercial Services Business. The Unaudited Combined Statements of Operations and the Unaudited Combined Statements of Cash Flows were prepared for the six months ended June 30, 2015 and June 30, 2014, and for the fiscal years ended December 31, 2014 and December 31, 2013. The Unaudited Combined Balance Sheets were prepared as of June 30, 2015, December 31, 2014 and December 31, 2013.

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
UNAUDITED COMBINED BALANCE SHEETS
(in thousands)

	June 30, 2015	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—
Accounts receivable, net	8,099	4,669	1,890
Unbilled costs and accrued profits on contracts in progress	6,137	5,684	7,982
Other current assets	1,361	1,853	2,516
Total current assets	15,597	12,206	12,388
Property and equipment, net	1,529	1,969	1,367
Total assets	$17,126	$14,175	$13,755

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Accounts payable	$2,459	$2,077	$1,614
Unearned contract revenue	6,870	6,752	7,346
Accrued salary and bonus	9,036	5,580	7,974
Other accrued expenses	6,214	4,857	4,584
Total current liabilities	24,579	19,266	21,518
Other long-term liabilities	3,350	3,265	3,109
Total liabilities	27,929	22,531	24,627
Commitments and contingencies (Note 5)
Net parent investment	(10,803)	(8,356)	(10,872)
Total liabilities and net parent investment	$17,126	$14,175	$13,755

The accompanying notes are an integral part of these unaudited combined financial statements

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
UNAUDITED COMBINED STATEMENTS OF OPERATIONS
(in thousands)

	Six Months Ended		Years Ended
	June 30,		December 31,
	2015	2014	2014	2013

Revenue, net	70,289	62,840	118,461	146,534

Cost of revenue	57,493	52,153	100,126	122,737
Gross profit	12,796	10,687	18,335	23,797

General and administrative expenses	9,893	9,008	18,646	22,180
Operating income (loss)	2,903	1,679	(311)	1,617
Provision for income tax	152	130	292	180
Net income (loss)	$2,751	$1,549	$(603)	$1,437

The accompanying notes are an integral part of these unaudited combined financial statements

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
UNAUDITED COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	For The Six Months Ended June 30,		For The Years Ended December 31,
	2015	2014	2014	2013
Cash Flows From Operating Activities
Net income (loss)	$2,751	$1,549	$(603)	$1,437
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation and amortization	445	173	595	842
Stock-based compensation	608	772	1,275	1,292
Other changes in assets and liabilities:
(Increase) decrease in accounts receivable	(3,430)	(1,422)	(2,779)	6,988
(Increase) decrease in unbilled costs	(453)	1,045	2,297	(6,027)
Decrease in other current assets	491	570	663	162
Increase (decrease) in accounts payable	381	62	463	(997)
Increase (decrease) in unearned contract revenue	119	(1,173)	1,442	(1,267)
Increase (decrease) in accrued salaries and bonus	3,456	(2,185)	(2,394)	1,677
Increase (decrease) in accrued liabilities	1,357	(373)	(1,763)	(3,367)
Increase in long-term liabilities	85	78	156	142
Net cash provided by (used in) operating activities	5,810	(904)	(648)	882
Cash Flows From Investing Activities
Purchase of property and equipment	—	(233)	(959)	(629)
Net cash used in investing activities	—	(233)	(959)	(629)
Cash Flows From Financing Activities
Intercompany activity and transfers, net	(5,810)	1,137	1,607	(253)
Net cash provided by (used in) financing activities	(5,810)	1,137	1,607	(253)
Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents – beginning	—	—	—	—
Cash and cash equivalents – ending	$—	$—	$—	$—

The accompanying notes are an integral part of these unaudited combined financial statements

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
(tabular information in thousands, except per share data)

1.	Nature of Business and Significant Accounting Policies

Nature of Business and Basis of Presentation
PDI, Inc., together with its wholly-owned subsidiaries, is a leading provider of outsourced commercial services to established and emerging pharmaceutical, biotechnology and healthcare companies in the United States and is also developing and commercializing molecular diagnostic tests to detect genetic alterations that are associated with gastrointestinal and endocrine cancers. PDI provides these services through its two reporting segments: Commercial Services and Interpace Diagnostics.
The business to be sold, the Commercial Services Business (the "Company" the "CSO Business"), is a leading provider of outsourced sales teams that target healthcare providers, offering a range of complementary sales support services designed to achieve its customers' strategic and financial product objectives. In addition to outsourced sales teams in the United States, the Company also provides other promotional services, including clinical educator services, teledetailing and full product commercialization services. The CSO Business offers customers a range of both personal and non-personal promotional options for the commercialization of their products throughout their lifecycles, from development through maturity. These services include product distribution, personal and non-personal product detailing, full supply chain management, operations, sales, marketing, compliance, and regulatory/medical management. The Company provides innovative and flexible service offerings designed to drive customers' businesses forward and successfully respond to a continually changing market. The Company's services provide a vital link between its customers and the medical community through the communication of product information to physicians and other healthcare professionals for use in the care of their patients.
The CSO Business operates from PDI's U.S.-based headquarters. Due to existing functions and facilities shared among PDI's two operating segments, certain working capital and property and equipment have been attributed to the CSO Business and certain operating expenses, including general corporate overhead, have been allocated to the CSO Business.
The Company used underlying activity drivers as a basis of allocation, including management estimates of the proportion of shared employees' time spent supporting each segment and the headcount associated with headquarters based functions. The resulting percentages are applied to compensation and other applicable shared costs.
Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the CSO Business had it been operating as an independent company for the periods presented or the amounts that will be incurred in the future. See Cash Management and Expense Allocation for further information regarding general corporate overhead allocations.
Standalone financial statements have not been historically prepared for the CSO business. The accompanying unaudited combined financial statements have been derived from the consolidated financial statements of PDI, and include the revenue, costs of revenue, operating and other expenses associated with the Asset Sale. These financial statements are presented without audit. The assets and liabilities included in the accompanying balance sheets are substantially all of the assets and liabilities primarily related to or used in the CSO Business.

Operating results for the six months ended June 30, 2015 and 2014 and the years ended December 31, 2014 and 2013 are not necessarily indicative of the results that may be expected for any future period. The Unaudited Financial Statements should be read in conjunction with PDI’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, as filed with the SEC. In the opinion of management, the unaudited financial statements include all adjustments necessary to present fairly the financial position and operating results of the Asset Sale for the periods presented. The Asset Sale is subject to shareholder approval by PDI’s shareholders and other closing conditions.
Cash Management and Expense Allocation
PDI has a centralized corporate cash management function which funds its operations as needed. The cash on hand after the consummation of the Asset Sale will not be transferred to the buyer. It will remain as an asset of PDI, Inc.

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
(tabular information in thousands, except per share data)

The CSO Business was allocated corporate overhead expenses from PDI for shared corporate-related functions based on the relative proportion of headcount of the CSO Business and management’s estimate of the proportion of shared employees' time spent. Corporate overhead expenses are primarily related to centralized corporate functions, including corporate executive management, accounting and finance, investor relations and legal. The CSO Business was allocated $2.5 million and $1.9 million for the six month periods ended June 30, 2015 and 2014, respectively, of general corporate expenses incurred by PDI which are included within selling, general and administrative expenses in the Unaudited Combined Statements of Operations. During the years ended December 31, 2014 and 2013, the CSO Business was allocated general corporate expenses of $4.7 million and $8.0 million, respectively.
Accounting Estimates
The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Management's estimates are based on historical experience, facts and circumstances available at the time, and various other assumptions that are believed to be reasonable under the circumstances.  Significant estimates include accounting for business combinations, valuation allowances related to deferred income taxes, self-insurance loss accruals, allowances for doubtful accounts and notes, income tax accruals, asset impairments and facilities realignment accruals. The Company periodically reviews these matters and reflects changes in estimates as appropriate.  Actual results could materially differ from those estimates.

Receivables and Allowance for Doubtful Accounts
 Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  Management reviews a customer’s credit history before extending credit.  The Company records a provision for estimated losses based upon the inability of its customers to make required payments using historical experience and periodically adjusts these provisions to reflect actual experience.  Additionally, the Company will establish a specific allowance for doubtful accounts when it becomes aware of a specific customer’s inability or unwillingness to meet its financial obligations (e.g., bankruptcy filing).  There was a $9,000 allowance for doubtful accounts for trade accounts receivables as of December 31, 2013 and no allowance for doubtful accounts as of December 31, 2014 and June 30, 2015.

Unbilled Costs and Accrued Profits on Contracts in Progress
In general, contractual provisions, including predetermined payment schedules or submission of appropriate billing detail, establish the prerequisites for billings.  Unbilled costs and accrued profits on contracts in progress arise when services have been rendered and payment is assured but customers have not been billed.  These amounts are classified as a current asset.

Unearned Contract Revenue
Normally, the customers agree to pay the Company a portion of the fee due under a contract in advance of performance of services because of large recruiting and employee development costs associated with the initial phase of a contract performance and effort required in the development of interactive digital communications.  The excess of amounts billed over revenue recognized represents unearned contract revenue, which is classified as a current liability.

Long-Lived Assets
The Company reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.  If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized by reducing the recorded value of the asset to its fair value measured by future discounted cash flows.  This analysis requires estimates of the amount and timing of projected cash flows and, where applicable, judgments associated with, among other factors,

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
(tabular information in thousands, except per share data)

the appropriate discount rate.  Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation.  Depreciation and amortization is recognized on a straight-line basis, using the estimated useful lives of: seven to ten years for furniture and fixtures; two to five years for office and computer equipment and leasehold improvements are amortized over the shorter of the estimated service lives or the terms of the related leases which are currently four to five years.  Repairs and maintenance are charged to expense as incurred.  Upon disposition, the asset and related accumulated depreciation are removed from the related accounts and any gains or losses are reflected in operations.

Software Costs
Internal-Use Software - It is the Company’s policy to capitalize certain costs incurred in connection with developing or obtaining internal-use software.  Capitalized software costs are included in property and equipment on the consolidated balance sheet and amortized over the software’s useful life, generally three to seven years.  Software costs that do not meet capitalization criteria are expensed immediately.

External-Use Software - It is the Company’s policy to capitalize certain costs incurred in connection with developing or obtaining external-use software.  Capitalized software costs are included in property and equipment on the consolidated balance sheet and amortized over the software’s useful life, generally three years.  Software costs that do not meet capitalization criteria are expensed immediately.

See Note 2, Property and Equipment for further information.

Self-Insurance Accruals
The Company is self-insured for benefits paid under employee healthcare programs.  The Company’s liability for healthcare claims is estimated using an underwriting determination which is based on the current year’s average lag days between when a claim is incurred and when it is paid.  The Company maintains stop-loss coverage with third-party insurers to limit its total exposure on all of these programs.  At June 30, 2015 and December 31, 2014 and 2013, self-insurance accruals attributable to CSO totaled $0.4 million, $0.5 million and $1.0 million, respectively, and are included in other accrued expenses on the balance sheet.

Revenue and Cost of Services
The Company recognizes revenue from services rendered when the following four revenue recognition criteria are met:  persuasive evidence of an arrangement exists; services have been rendered; the selling price is fixed or determinable; and collectability is reasonably assured.  The Company's contracts containing multiple deliverables are accounted for in accordance with ASC 605-25, Revenue Recognition: Multiple Element Arrangements.

Revenue under contracts is generally based on the number of sales representatives utilized or the number of physician details made and, when applicable, the commercial operations services provided.  If contracts include full commercial operations services, the Company has determined that there are two units of accounting in these arrangements: the sales team providing product detailing services; and the commercial operations providing full supply chain management, operations, marketing, compliance, and regulatory/medical management services. Revenue is generally recognized on a straight-line basis over the contract period or as the physician details are performed. A portion of revenues earned under certain contracts may be risk-based. The risk-based metrics may be based on activity metrics such as call activity, turnover, or other agreed upon measures, or on contractually defined percentages of prescriptions written.  Revenue from risk-based metrics is recognized in the period which the metrics have been attained and when we are reasonably assured that payment will be made. Many of the Company's product detailing contracts also allow for additional periodic incentive fees to be earned if certain activities have occurred or client specific sales performance benchmarks have been attained. Revenue from incentive fees is recognized in the period earned when the performance benchmarks have been attained and when the Company is reasonably assured that payment will be made.   Many contracts also stipulate penalties if agreed

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
(tabular information in thousands, except per share data)

upon performance benchmarks have not been met.  Revenue is recognized net of any potential penalties until the performance criteria relating to the penalties have been achieved.  Commission based revenue is recognized when performance is completed.

The Company's contracts are generally for terms of one to three years and may be renewed or extended.  The majority of these contracts, however, are terminable by the customer without cause upon 30 days' to 180 days’ prior written notice.  Certain contracts include provisions mandating that such notice may not be provided prior to a pre-determined future date and also provide for termination payments if the customer terminates the agreement without cause.  Typically, however, the total compensation provided by minimum service periods (otherwise referred to as minimum purchase obligations) and termination payments within any individual agreement will not fully offset the revenue the Company would have earned from fully executing the contract or the costs the Company may incur as a result of its early termination.

The Company maintains continuing relationships with its customers which may lead to multiple ongoing contracts with one customer. In situations where the Company enters into multiple contracts with one customer at or near the same time, the Company evaluates the various factors involved in negotiating the arrangements in order to determine if the contracts were negotiated in contemplation of one and other and should be accounted for as a single agreement.

The loss or termination of large pharmaceutical detailing contracts could have a material adverse effect on the Company’s financial condition, results of operations and cash flow.  Historically, the Company has derived a significant portion of its service revenue from a limited number of customers.  Concentration of business in the pharmaceutical industry is common and the industry continues to consolidate.  As a result, the Company is likely to continue to experience further customer concentration in future periods.  See Note 7, Significant Customers, for additional information related to customers' who represented 10% or more of the Company's revenue.

Cost of services consists primarily of the costs associated with executing product detailing programs, performance based contracts or other sales and marketing services identified in the contract and includes personnel costs and other direct costs, as well as the initial direct costs associated with staffing a product detailing program. Personnel costs, which constitute the largest portion of cost of services, include all labor related costs, such as salaries, bonuses, fringe benefits and payroll taxes for the sales representatives, sales managers and professional staff that are directly responsible for executing a particular program. Other direct costs include, but are not limited to, facility rental fees, travel expenses, sample expenses and other promotional expenses.

Initial direct program costs are the costs associated with initiating a product detailing program, such as recruiting and hiring and certain other direct incremental costs, excluding pass through costs that are billed to customers. Other direct costs include, but are not limited to, facility rental fees, travel expenses, sample expenses and other promotional expenses. Initial direct program costs are deferred and amortized to expense in proportion to the revenue recognized as driven by the terms of the underlying contract. As of June 30, 2015, December 31, 2014 and 2013, the Company deferred $0.2 million, $0.4 million and $2.3 million of initial direct program costs, respectively. During each of the years ended December 31, 2014 and 2013, the Company amortized $0.9 million of initial direct program costs into expense. During each of the six month periods ended June 30, 2015 and 2014, the Company amortized $0.5 million of initial direct program costs into expense. All personnel costs and other direct costs, excluding initial direct program costs, are expensed as incurred.

Reimbursable out-of-pocket expenses include those relating to travel, meals and entertainment, product sample distribution costs and other similar costs for which the Company is reimbursed at cost by its customers.  Reimbursements received for out-of-pocket expenses incurred are characterized as revenue and an identical amount is included as cost of services in the consolidated statements of comprehensive loss.  For the six months ended June 30, 2015 and June 30, 2014 and for the years ended December 31, 2014 and 2013, reimbursable out-of-pocket expenses were $14.6 million, $14.1 million, $27.4 million and $30.8 million, respectively.

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
(tabular information in thousands, except per share data)

Training costs include the costs of training the sales representatives and managers on a particular product detailing program so that they are qualified to properly perform the services specified in the related contract.  For the majority of the Company’s contracts, training costs are reimbursable out-of-pocket expenses.

Stock-Based Compensation
The compensation cost associated with the granting of stock-based awards is based on the grant date fair value of the stock award.  The Company recognizes the compensation cost, net of estimated forfeitures, over the shorter of the vesting period or the period from the grant date to the date when retirement eligibility is achieved.  Forfeitures are initially estimated based on historical information and subsequently updated over the life of the awards to ultimately reflect actual forfeitures.  As a result, changes in forfeiture activity can influence the amount of stock compensation cost recognized from period to period.

The Company primarily uses the Black-Scholes option pricing model to determine the fair value of stock options and stock-based stock appreciation rights (SARs). The determination of the fair value of stock-based payment awards is made on the date of grant and is affected by the Company’s stock price as well as assumptions made regarding a number of complex and subjective variables.  These assumptions include: expected stock price volatility over the term of the awards; actual and projected employee stock option exercise behaviors; the risk-free interest rate; and expected dividend yield. The fair value of restricted stock units (RSUs) and restricted shares is equal to the closing stock price on the date of grant.

See Note 6, Stock-Based Compensation for further information.

Parent Company Net Investment
In the Combined Balance Sheets, parent company net investment represents the Parent’s historical investment in the CSO business, accumulated net earnings after taxes, and the net effect of transactions with, and allocations from, the Parent.
Earnings per share data has not been presented in the accompanying combined financial statements because the CSO business does not operate as a separate legal entity with its own capital structure.
Income taxes
For purposes of the stand-alone financial statements of the CSO Business, income tax was calculated at statutory rates adjusted for applicable permanent differences, as if the CSO Business was a separate taxpayer utilizing the "Separate Return Method", even though it has been included in the consolidated tax return of PDI. Deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases are recognized and included in the accompanying Unaudited Condensed Combined Balance Sheets for the CSO Business. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Historically, since the CSO Business has been included in the consolidated tax return of PDI, it has not determined its net operating loss carryforward balances on a stand-alone basis. For purposes of the stand-alone financial statements of the CSO Business the Company estimated the net operating loss to be the consolidated PDI net operating loss, less the net operating losses of the diagnostic business since inception and net operating losses of certain discontinued operations for the periods 2010 through 2014.

The Company's management performed an analysis to determine whether the expected future income of the CSO business would more likely than not be sufficient to realize its deferred tax assets. The CSO business recent operating results and projections of future income weighed heavily in the managements overall assessment. As a result of this analysis, the CSO business maintains a full valuation allowance against its federal and state net deferred tax assets at June 30, 2015, December 31, 2014 and December 31, 2013 as management believes that it is more likely than not that these assets will not be realized.

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
(tabular information in thousands, except per share data)

Reclassifications
The Company reclassified certain prior period activities and balances to conform to the current year presentation.

2.    Property and Equipment
Property and equipment consisted of the following as of December 31, 2014 and 2013:

	June 30,	December 31,
	2015	2014	2013
Furniture and fixtures	$2,325	$2,320	$2,132
Office equipment	979	979	994
Computer equipment	4,446	4,446	3,487
Internal-use software	9,685	9,685	9,685
Leasehold improvements	3,874	3,874	3,809
	21,309	21,304	20,107
Less accumulated depreciation	(19,780)	(19,335)	(18,740)
	$1,529	$1,969	$1,367
Depreciation and amortization expense was approximately $0.4 million, $0.2 million, $0.6 million and $0.8 million for the six months ended June 30, 2015 and 2014 and for the years ended December 31, 2014 and 2013, respectively.

3.	Retirement Plans
The Company offers an employee 401(k) saving plan.  The total contribution expense related to the 401(k) plan for the six months ended June 30, 2015 and June 30, 2014 and for the years ended December 31, 2014 and December 31, 2013 was approximately $0.4 million, $0.4 million, $0.8 million and $0.7 million, respectively.

4. Accrued Expenses
Other accrued expenses consisted of the following as of June 30, 2015, December 31, 2014, and December 31, 2013:

	June 30, 2015	December 31, 2014	December 31, 2013
Accrued pass-through costs	$2,198	$1,043	$2,089
Self insurance accruals	413	350	848
All others	3,603	3,464	1,647
	$6,214	$4,857	$4,584

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
(tabular information in thousands, except per share data)

5.	Commitments and Contingencies
The Company leases automobiles under agreements leased for use by employees for a lease term of one year from the date of delivery with the option to renew and was included in cost of services in the Unaudited Combined Statements of Operations. Total auto expense under these agreements for the years ended December 31, 2014 and 2013 was approximately $5.1 million and $4.1 million, respectively.

Litigation
Due to the nature of the businesses in which the Company is engaged, such as product detailing and in the past, the distribution of products, it is subject to certain risks. Such risks include, among others, risk of liability for personal injury or death to persons using products the Company promotes or distributes. There can be no assurance that substantial claims or liabilities will not arise in the future due to the nature of the Company’s business activities and recent increases in litigation related to healthcare products, including pharmaceuticals. The Company seeks to reduce its potential liability under its service agreements through measures such as contractual indemnification provisions with customers (the scope of which may vary from customer to customer, and the performance of which is not secured) and insurance. The Company could, however, also be held liable for errors and omissions of its employees in connection with the services it performs that are outside the scope of any indemnity or insurance policy. The Company could be materially adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnification agreement; if the indemnity, although applicable, is not performed in accordance with its terms; or if the Company’s liability exceeds the amount of applicable insurance or indemnity.

The Company routinely assesses its litigation and threatened litigation as to the probability of ultimately incurring a liability, and records its best estimate of the ultimate loss in situations where the Company assesses the likelihood of loss as probable. The Company accrues for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. In addition, in the event the Company determines that a loss is not probable, but is reasonably possible, and it becomes possible to develop what the Company believes to be a reasonable range of possible loss, then the Company will include disclosures related to such matter as appropriate and in compliance with ASC 450. To the extent there is a reasonable possibility that the losses could exceed the amounts already accrued, the Company will, as applicable, adjust the accrual in the period the determination is made, disclose an estimate of the additional loss or range of loss, indicate that the estimate is immaterial with respect to its financial statements as a whole or, if the amount of such adjustment cannot be reasonably estimated, disclose that an estimate cannot be made. As of December 31, 2014 and 2013, the Company's accrual for litigation and threatened litigation was not material to the consolidated financial statements.

6.	Stock-Based Compensation
PDI, Inc has one equity incentive compensation plan, under which it issues equity-based awards to employees and members of the board of directors. The stock-based compensation expense included in the Unaudited Financial Statements represents the portion of PDI's total stock-based compensation expense attributed to employees directly supporting the CSO business and also an allocation of indirect expense attributed to shared employees performing corporate functions.

7.    Significant Customers
During the years ended December 31, 2014 and 2013, The Company had several significant customers for which it provided services under specific contractual arrangements.  The following sets forth the net revenue generated by customers who accounted for more than 10% of CSO's revenue during each of the periods presented.

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
(tabular information in thousands, except per share data)

	Six Months Ended June 30,		Years Ended December 31,
Customer	2015	2014	2014	2013
A	$27,120	$29,274	$57,039	$70,827
B	$10,746	$14,039	$26,825	$27,976
C	$12,757	$—	$—	$—

For the six months ended June 30, 2015 and 2014 and years ended December 31, 2014 and 2013, The Company's largest customers, each representing 10% or more of its revenue, accounted for, in the aggregate, approximately 72.0%, 68.9%, 70.8% and 67.4%, respectively, of its revenue.  At June 30, 2015, December 31, 2014 and 2013, the Company's largest customers represented 73.1%, 71.8% and 86.2%, respectively, of the aggregate of its outstanding Accounts receivable and Unbilled receivable balances.

The following sets forth the significant customers who accounted for more than 10% of the Accounts receivable and Unbilled receivable balances as of June 30, 2015, December 31, 2014 and 2013.

	Six Months Ended June 30,	Years Ended December 31,
Customer	2015	2014	2013
A	$7,527	$7,341	$9,153
C	$2,874	$—	$—

8.	Income Taxes
The provision for or benefit from income taxes on continuing operations for the years ended December 31, 2014 and 2013 is comprised of the following:

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
Current:
Federal	$—	$—	$—	$—
State	152	130	292	180
Total current	152	130	292	180
Deferred:
Federal	—	—	—	—
State	—	—	—	—
Total deferred	—	—	—	—
Provision for income taxes	$152	$130	$292	$180

The tax effects of significant items comprising the CSO business deferred tax assets and (liabilities) as of December 31, 2014 are as follows:

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
(tabular information in thousands, except per share data)

	2014	2013
Deferred tax assets included in other current assets:
Allowances and reserves	$855	$917
Compensation	3,312	3,982
Valuation allowance on deferred tax assets	(4,167)	(4,899)
Current deferred tax assets	$—	$—
Noncurrent deferred tax assets and liabilities:
State net operating loss carryforwards	$4,157	$4,361
Federal net operating loss carryforwards	27,404	25,782
State taxes	1,124	1,124
Self insurance and other reserves	334	361
Property, plant and equipment	2,059	2,187
Intangible assets	—	68
Other reserves - restructuring	181	391
Deferred revenue	5	6
Valuation allowance on deferred tax assets	(35,264)	(34,280)
Noncurrent deferred tax liabilities, net	$—	$—

Federal tax attribute carryforwards at December 31, 2014 and December 31 2013, consist primarily of approximately $78.3 and $73.7 million of federal net operating losses, respectively. In addition, the CSO Business has approximately $78.3 and $73.7 million of state net operating losses carryforwards, respectively. The utilization of the federal carryforwards as an available offset to future taxable income is subject to limitations under federal income tax laws. If the federal net operating losses are not utilized, they begin to expire in 2027, and current state net operating losses not utilized begin to expire this year.

A reconciliation of the difference between the federal statutory tax rates and the CSO Business effective tax rate is as follows:

	2014	2013
Federal statutory rate	35.0%	35.0%
State income tax rate, net of Federal tax benefit	(31.1)%	5.8%
Valuation allowance	22.6%	(47.5)%
Non-deductible items	(70.3)%	9.1%
Other taxes	—%	—%
Net change in Federal and state reserves	(50.1)%	8.8%
Effective tax rate	(93.9)%	11.2%

The following table summarizes the change in uncertain tax benefit reserves for the CSO business for the two years ended December 31, 2014:

COMMERCIAL SERVICES BUSINESS (A BUSINESS OF PDI, INC.)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
(tabular information in thousands, except per share data)

Unrecognized
Tax Benefits
Balance of unrecognized benefits as of January 1, 2013	$1,117
Additions for tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Balance as of December 31, 2013	$1,117
Additions for tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Balance as of December 31, 2014	$1,117

9. Subsequent Events
On October 30, 2015, PDI, Inc. agreed to sell certain assets and ongoing business comprising its Commercial Services Business (CSO) to Publicis Touchpoint Solutions, Inc. for up to approximately $33 million in cash, $7 million of which is contingent upon securing certain CSO clients, subject to a working capital adjustment, and the assumption by the Buyer of certain specified liabilities pursuant to the Asset Purchase Agreement. In addition, up to $15 million of the total purchase price is subject to an earn-out arrangement relating to the revenues generated by the Commercial Services Business in 2016. We will retain all of our other assets, including the assets related to our Interpace Diagnostics business. We will also retain all of our other debts and liabilities, including expenses related to our Interpace Diagnostics business and headquarters personnel, our remaining senior executives, certain corporate vendors and professional advisors.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement and the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549-1004.  The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  Our SEC filings are accessible through the Internet at that website.  Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.pdi-inc.com.  The content contained in, or that can be accessed through, our website is not a part of this prospectus. In addition, you may request copies of these filings at no cost, by writing or telephoning us at the following address or telephone number:
PDI, Inc.
Morris Corporate Center I, Building A
300 Interpace Parkway, Parsippany, NJ 07054
(800) 242-7494

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below:

•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on March 5, 2015 (including the portions of our Definitive Proxy Statement on Schedule 14A that we filed with the SEC on April 30, 2015 incorporated by reference therein);

•
Our Amendment No. 1 to Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 2014 that we filed with the SEC on April 10, 2015, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 that we filed with the SEC on May 12, 2015, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 that we filed with the SEC on August 14, 2015;

•	Our Current Reports on Form 8-K and Form 8-K/A that we filed with the SEC on October 29, 2014, January 16, 2015, June 8, 2015, June 9, 2015 and November 2, 2015; and

•
The description of the our common stock contained in our Form 8-A that we filed with the SEC on May 13, 1998 pursuant to the Exchange Act and any amendment or report filed for the purpose of further updating such description.

We also incorporate by reference any future filings (except as specifically enumerated above, other than any filings or portions of such reports that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus supplement forms a part, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
To obtain copies of these filings, see “Where You Can Find More Information” on page S-40.

PROSPECTUS
PDI, Inc.
$100,000,000
Common Stock, Preferred Stock,
Warrants, Units and Subscription Rights
________________
This prospectus covers our offer and sale from time to time of any combination of common stock, preferred stock, warrants, units or subscription rights described in this prospectus in one or more offerings.  This prospectus provides a general description of the securities we may offer and sell.  Each time we offer and sell securities we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  The aggregate offering price of all securities sold by us under this prospectus may not exceed $100,000,000.
The aggregate market value of our outstanding common stock held by non-affiliates was $15,115,138 based on 16,720,037 shares of outstanding common stock, of which 7,129,782 shares are held by non-affiliates, and a per share price of $2.12 based on the closing sale price of our common stock on September 4, 2015. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.
The securities may be offered and sold by us from time to time at fixed prices, at market prices or at negotiated prices, and may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis.  See “Plan of Distribution” in this prospectus and in the applicable prospectus supplement.
Our common stock is currently listed on NASDAQ under the symbol “PDII”.  On October 7, 2015, the last reported sale price of our common stock on NASDAQ was $1.71 per share.
You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.
________________
Investing in these securities involves risks, including those set forth in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus. We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.
This prospectus is dated October 9, 2015.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement.  This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  “PDI,” “Company,” “we,” “us” and “our” refer to PDI, Inc. and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC.  This prospectus covers the primary offering by us of up to an aggregate of $100,000,000 of securities.  We may offer and sell any combination of the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we may offer and sell.  Each time we offer and sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part.  You should read the exhibits carefully for provisions that may be important to you.
This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549-1004.  The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  Our SEC filings are accessible through the Internet at that website.  Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.pdi-inc.com.  The content contained in, or that can be accessed through, our website is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on March 5, 2015;

•
Our Amendment No. 1 to Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 2014 that we filed with the SEC on April 10, 2015, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 that we filed with the SEC on May 12, 2015, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 that we filed with the SEC on August 14, 2015;

•	Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on October 29, 2014, January 16, 2015, June 8, 2015 and June 9, 2015;

•
The description of the our common stock contained in our Form 8-A filed with the SEC on May 13, 1998 pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any amendment or report filed for the purpose of further updating such description;

•
All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement; and

•
All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.  You can request those documents by writing to us at the following address or by calling us at the telephone number listed below:
PDI, Inc.
Morris Corporate Center I, Building A
300 Interpace Parkway, Parsippany, NJ 07054
(800) 242-7494
The most recent information that we file with the SEC automatically updates and supersedes older information.  The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made.
Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we furnish to the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements.  All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.  In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.
These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management.  Our management believes that these forward-looking statements are reasonable as and when made.  However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made.  We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections.  Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.  You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part in their entireties.

RISK FACTORS
Our business is influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition.  Before making an investment decision, you should carefully consider these risks, including those set forth in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus, and you should also carefully consider any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

PDI, INC.
Overview
We are a leading healthcare commercialization company providing go-to-market strategy and execution to established and emerging pharmaceutical, biotechnology, diagnostics and healthcare companies in the United States through our Commercial Services segment, and developing and commercializing molecular diagnostic tests through our Interpace Diagnostics segment. Our Commercial Services segment is focused on providing outsourced pharmaceutical, biotechnology, medical device and diagnostic sales teams to our corporate customers. Through this business, we offer a range of complementary sales support services designed to achieve our customers’ strategic and financial objectives. Our Interpace Diagnostics segment is focused on developing and commercializing molecular diagnostic tests, leveraging the latest technology and personalized medicine for better patient diagnosis and management. Through our Interpace Diagnostics segment, we aim to provide physicians and patients with diagnostic options for detecting genetic and other molecular alterations that are associated with gastrointestinal and endocrine cancers. Our customers in our Interpace Diagnostics segment consist primarily of physicians, hospitals and clinics.
You can get more information regarding our business and industry by reading our most recent Annual Report on Form 10-K and the other reports we file with the SEC.  See “Where You Can Find More Information” and “Incorporation of Information by Reference.”
Corporate Information
We were originally incorporated in New Jersey in 1986 and began commercial operations in 1987. In connection with our initial public offering, we re-incorporated in Delaware in 1998. We conduct our Commercial Services segment through our parent company, PDI, Inc. and our wholly-owned subsidiary, PDI BioPharma, LLC, which was formed in New Jersey in 2011. We conduct our Interpace Diagnostics segment through our wholly-owned subsidiaries, Interpace Diagnostics, LLC, which was formed in Delaware in 2013 and Interpace Diagnostics Corporation (formerly known as RedPath Integrated Pathology, Inc.), which was formed in Delaware in 2007. Our executive offices are located at Morris Corporate Center 1, Building A, 300 Interpace Parkway, Parsippany, New Jersey 07054. Our telephone number is (800) 242-7494.

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, we anticipate that the net proceeds from our sale of any securities will be used for general corporate purposes, including working capital, continued development of our products, acquisitions of assets or businesses, retirement of debt and other business opportunities.

DESCRIPTION OF SECURITIES
We may offer shares of our common stock and preferred stock, warrants or units or subscription rights to purchase any of such securities, with a total value of up to $100,000,000, from time to time in one or more offerings under this prospectus at prices and on terms to be determined by market conditions at the time of the offering.  This prospectus provides you with a general description of the securities that we may offer.  In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends;

•	redemption, conversion or exchange terms;

•
conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants;

•	voting or other rights; and

•	important federal income tax considerations.
The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference.  However, no prospectus supplement will offer a security that is not included in the Registration Statement at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of October 7, 2015, 16,720,037 shares of our common stock, and no shares of our preferred stock, were outstanding.
The following is qualified in its entirety by reference to our certificate of incorporation, as amended, and our amended and restated bylaws, and by the provisions of applicable law.  A copy of our certificate of incorporation, as amended, and our amended and restated bylaws are included as exhibits to our most recent Annual Report on Form 10-K.
Common Stock
Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, and do not have cumulative voting rights.  Generally, in matters other than the election of directors, the affirmative vote of a majority of the votes cast authorizes such an action, except where Delaware General Corporation Law prescribes a different percentage of votes or a different exercise of voting power.  For the election of directors, directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote.  Holders of our common stock are entitled to receive, as, when and if declared by our board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes, subject to any preferential dividend or other rights of any then outstanding preferred stock.
No preemptive, conversion, or other subscription rights apply to our common stock.  All outstanding shares of our common stock are fully paid and non-assessable.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets available for distribution, subject to any preferential or other rights of any then outstanding preferred stock.  The voting, dividend and liquidation rights of the holders of our common stock are subject to and qualified by the rights of the holders of the preferred stock.
Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more classes or one or more series of stock within any class and to designate the rights, preferences and privileges of each class or series, which may be greater than the rights of our common stock.  It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock.  However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in our control without further action by the stockholders.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, as Amended, Our Amended and Restated Bylaws and Delaware Law
Provisions of Delaware law and our certificate of incorporation, as amended, and amended and restated bylaws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.
These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms:

•
Classified Board of Directors.  Under our certificate of incorporation, as amended, our board of directors is divided into three classes of directors serving staggered three-year terms which means that the entire board of directors will not be up for election each year.

•
Stockholder meetings.  Under our certificate of incorporation, as amended, only our board of directors, the chairman of our board of directors and the chief executive officer (or the president if there is no chief executive officer) may call special meetings of stockholders.

•
Preferred stock.  Under our certificate of incorporation, as amended, we are authorized to issue 5,000,000 shares of preferred stock, which could make it more difficult for a third party to acquire voting control of our company.

•
Requirements for advance notification of stockholder proposals and director nominations.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.  These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

•	No action by written consent. Under our certificate of incorporation, as amended, stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent when our capital stock is registered under Section 12 of the Exchange Act or any similar successor statute.

•
Supermajority voting.  In order to amend certain provisions of our certificate of incorporation, as amended, including the prohibition on action by written consent of stockholders and the provision relating to calling of a special meeting of stockholders, the affirmative vote of holders of at least 75% of our outstanding capital stock is required.

•
Delaware anti-takeover law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner.  Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s voting stock.  The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

•	No cumulative voting. Our certificate of incorporation, as amended, does not provide for cumulative voting.

•	Limitation of Liability
Our certificate of incorporation, as amended, limits the liability of directors and officers to the fullest extent permitted by Delaware law and require that we indemnify our directors and officers to such extent, except that we will not be obligated to indemnify any such person for claims brought voluntarily and not by way of defense, or for any amounts paid in settlement of an action without our prior written consent.
In addition, our certificate of incorporation, as amended, provides that a director is not personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of any other lawfully available funds, or (iv) for any transaction from which the director derives an improper personal benefit.
Listing
Our common stock is listed on The NASDAQ Global Market under the symbol “PDII.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.  Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718) 921-8200.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase common stock, preferred stock or other securities or any combination of the foregoing.  We may issue warrants independently or together with other securities.  Warrants sold with other securities may be attached to or separate from the other securities.  We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.
The prospectus supplement relating to any warrants that we may offer will include specific terms relating to the offering.  We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you.  The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange, exercise, amendment or termination of the warrants; and

•	any adjustments to the terms of the warrants resulting from the occurrence of certain events or from the entry into or consummation by us of certain transactions.

DESCRIPTION OF UNITS
As specified in any applicable prospectus supplement, we may issue units consisting of one or more warrants, shares of preferred stock, shares of common stock or any combination of such securities.

DESCRIPTION OF SUBSCRIPTION RIGHTS
As specified in any applicable prospectus supplement, we may issue subscription rights consisting of one or more shares of preferred stock, shares of common stock or any combination of such securities.

PLAN OF DISTRIBUTION
We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.
Each time we offer and sell securities under this prospectus, we will file a prospectus supplement.  The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
We may sell the securities through agents from time to time and may enter into arrangements for “at-the-market” offerings or similar transactions.  The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them.  Generally, any agent will be acting on a best efforts basis for the period of its appointment. An agent may also choose to purchase securities for its own account, as principal.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
In offering the shares covered by this prospectus, any broker-dealers and any other participating broker-dealers who execute sales, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Any profits realized by such broker-dealers may be deemed to be underwriting discounts and commissions.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.  Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the NASDAQ Global Market.  Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  The securities, other than the common stock, may or may not be listed on a national securities exchange.
The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

EXPERTS
The financial statements and schedule of PDI, Inc. as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014, the financial statements of RedPath Integrated Pathology, Inc. as of December 31, 2013 and for the year in the period ended December 31, 2013, and the financial statements of the Acquired Property of Asuragen, Inc. as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013, as incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The financial statements of RedPath Integrated Pathology, Inc. as of December 31, 2012 and for the year in the period ended December 31, 2012 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Alpern Rosenthal LLP, independent auditors, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS
Pepper Hamilton LLP will provide us with an opinion as to certain legal matters in connection with the securities being offered hereby.

UPDATED FINANCIAL INFORMATION
On October 31, 2014, PDI and its wholly-owned subsidiary, Interpace Diagnostics, LLC, entered into an Agreement and Plan of Merger to acquire RedPath Integrated Pathology, Inc., a molecular diagnostics company.
Item 11 of Form S-3 requires that we include in this prospectus, to the extent not incorporated by reference herein from certain other reports we have filed with the SEC, information required by Rule 3-05 and Article 11 of Regulation S-X. Our unaudited pro forma combined condensed statement of operations for the fiscal year ended December 31, 2014 is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

PDI. Inc.
Up to $5,000,000
Common Stock

Prospectus Supplement

November 2, 2015